Exhibit 99.1

For further information, contact John W. Hayden Senior Vice President, Controller and Investor Relations (636) 736-7000
FOR IMMEDIATE RELEASE
REINSURANCE GROUP OF AMERICA, INCORPORATED ANNOUNCES
SUCCESSFUL REMARKETING OF PREFERRED SECURITIES
UNDERLYING ITS PIERS UNITS
     ST. LOUIS, March 1, 2011 — Reinsurance Group of America, Incorporated (“RGA”) (NYSE: RGA) announced today the successful remarketing of approximately 4.5 million preferred securities with an aggregate principal amount of approximately $158.2 million that were initially issued as a component of its Trust Preferred Income Equity Redeemable Securities (“PIERS Units”).
     When issued, each PIERS Unit initially consisted of (1) a preferred security issued by RGA Capital Trust I, with an annual distribution rate of 5.75 percent and stated maturity of March 18, 2051, and (2) a warrant to purchase at any time prior to December 15, 2050, 1.2508 shares of RGA common stock.
     Barclays Capital is acting as the remarketing agent. As a result of the remarketing, the remarketed preferred securities will have an accreted value of $35.44 per security, which will remain fixed until maturity, with a fixed annual distribution rate of 2.375 percent payable on March 15, 2011 and June 6, 2011. The remarketed preferred securities will mature on June 5, 2011 and the accreted value will be payable on June 6, 2011, the next business day.
     The remarketing is scheduled to close on March 4, 2011, subject to customary conditions. The proceeds from the remarketing will be paid to the selling holders, unless holders have timely elected to exercise their warrants in lieu of mandatory redemption scheduled to take place on March 4, 2011, in which case the proceeds will be applied on behalf of such selling holders to satisfy in full the exercise price of the warrants. Preferred securities of holders who have timely elected to opt out of the remarketing will automatically adjust to match the terms of the remarketed preferred securities. RGA will not directly receive any proceeds from the remarketing.
     The remarketed trust preferred securities are registered under RGA’s registration statement on Form S-3 and covered by a preliminary prospectus supplement dated March 1, 2011, and related prospectus dated February 15, 2011, copies of which may be obtained from Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, New York, NY 11717 or by telephone at 888-603-5847 or e-mail at barclaysprospectus@broadridge.com.
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     Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the Securities and Exchange Commission for more complete information about RGA and this offering. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or from the remarketing agent with your request.
     This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.
About RGA
     Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. At December 31, 2010, the company had approximately $2.5 trillion of worldwide life reinsurance in force and assets of $29.1 billion.
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